EXHIBIT A-2

Cleco Midstream Resources Consolidated
Statements of Operations — Consolidating
(Unaudited)

For the Year ended December 31, 2004
	Cleco		Cleco		Acadia				Cleco
	Midstream	Cleco	Generation	CLE Intrastate	Power	Perryville			Midstream
(Dollars)	Resources LLC	Evangeline LLC	Services LLC	Pipeline Co. LLC	Holdings LLC	Consolidated	Other*	Eliminations	Consolidated

Operating revenue
Electric operations	$—	$—	$—	$—	$—	$—	$—	$—	$—
Tolling operations	—	10,183,447	—	—	—	71,848	—	1	10,255,296
Energy trading, net	—	—	—	—	—	—	—	—	—
Energy operations	—	—	—	—	—	—	53,070	—	53,070
Other operations	324	7,865	53,613	—	(20)	49	—	1	61,832
Intercompany revenue	—	—	4,657,839	1,116,773	—	—	—	(1,015,980)	4,758,632

Gross operating revenue	324	10,191,312	4,711,452	1,116,773	(20)	71,897	53,070	(1,015,978)	15,128,830
Electric customer credits	—	—	—	—	—	—	—	—	—

Operating revenue, net	324	10,191,312	4,711,452	1,116,773	(20)	71,897	53,070	(1,015,978)	15,128,830

Operating expenses
Fuel used for electric generation	—	—	—	—	—	—	—	—	—
Power purchased for utility customers	—	—	—	—	—	—	—	—	—
Purchases for energy operations	—	412,064	7,084	312	95	—	—	(211,671)	207,884
Other operations	3,966,539	1,233,367	2,020,451	63,721	335,599	2,086,894	(43,237)	(441,370)	9,221,964
Maintenance	94,367	1,444,113	2,299,205	11,218	12,625	(183,711)	—	(362,932)	3,314,885
Depreciation	157,764	1,407,028	2,753	163,154	—	465,856	—	(1)	2,196,554
Restructuring charge	(160,891)	—	—	—	—	—	—	—	(160,891)
Impairments of long-lived assets	—	—	—	—	—	—	—	—	—
Taxes other than income taxes	35,916	11,973	206,399	22,041	709	4,396	407	—	281,841

Total operating expenses	4,093,695	4,508,545	4,535,892	260,446	349,028	2,373,435	(42,830)	(1,015,974)	15,062,237

Operating income (loss)	(4,093,371)	5,682,767	175,560	856,327	(349,048)	(2,301,538)	95,900	(4)	66,593
Interest income	259,916	58,973	1,108	874	1,929	9,688	473	(283,886)	49,075
Allowance for other funds used during construction	—	—	—	—	—	—	—	—	—
Equity income from investees	19,896,665	—	—	—	27,641,326	—	—	—	47,537,991
Other income	1	—	431	—	—	—	—	—	432
Other expense	(11,364)	(4,093)	(12,782)	—	(6,801)	(4,074)	—	—	(39,114)

Income (loss) before interest charges	16,051,847	5,737,647	164,317	857,201	27,287,406	(2,295,924)	96,373	(283,890)	47,614,977
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	198,665	4,401,764	(130,148)	(30,924)	13,161,252	458,332	(10,798)	(283,889)	17,764,254
Allowance for borrowed funds used during construction	—	—	—	—	—	—	—	—	—

Total interest charges	198,665	4,401,764	(130,148)	(30,924)	13,161,252	458,332	(10,798)	(283,889)	17,764,254

Income (loss) from continuing operations before income taxes	15,853,182	1,335,883	294,465	888,125	14,126,154	(2,754,256)	107,171	(1)	29,850,723
Federal and state income tax expense (benefit)	6,618,606	528,215	107,580	341,745	5,435,994	(1,058,633)	48,388	(1)	12,021,894

Income (loss) from continuing operations	9,234,576	807,668	186,885	546,380	8,690,160	(1,695,623)	58,783	—	17,828,829
Discontinued operations
Loss from discontinued operations, net of tax	—	—	—	—	—	—	(1,615,407)	—	(1,615,407)
Gain from disposal of segment, net of tax	—	—	—	—	—	—	1,685,259	—	1,685,259

Total income (loss) from discontinued operations	—	—	—	—	—	—	69,852	—	69,852

Net income (loss)	9,234,576	807,668	186,885	546,380	8,690,160	(1,695,623)	128,635	—	17,898,681
Preferred dividends requirements, net	—	—	—	—	—	—	—	—	—

Net income (loss) applicable to member’s equity	$9,234,576	$807,668	$186,885	$546,380	$8,690,160	$(1,695,623)	$128,635	$—	$17,898,681